UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Heartbeam, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to the Definitive Proxy Statement

for the 2026 Annual Meeting of Shareholders

To be Held on Friday, July 31, 2026

This proxy supplement dated June 25, 2026 (this “Supplement”), supplements the definitive proxy statement of Heartbeam, Inc. (the “Company”) filed with the Securities and Exchange Commission on June 18, 2026 (the “Proxy Statement”). The Proxy Statement relates to the Company’s 2026 Annual Meeting of Shareholders, which is scheduled to be held on Friday, July 31, 2026 (the “Annual Meeting”).

This Supplement provides supplemental information concerning the Annual Meeting and the matters to be considered at the Annual Meeting and is filed primarily for the purpose of describing a recent change in the proposed nominees for election to the Board of Directors of the Company (the “Board”), and should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On June 18, 2026, Mark Strome, a member of the Board and a nominee for re-election as a director at the Annual Meeting, gave notice of his decision to resign from the Board, effective June 18, 2026, for personal reasons and not as the result of a dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result, the nomination of Mr. Strome is withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Mr. Strome.

On June 18, 2026, the Company and Rob Eno, Chief Executive Officer of the Company and a member of the Board and a nominee for re-election as a director at the Annual Meeting, mutually agreed to his departure as the Company’s Chief Executive Officer and as a member of the Board, effective as of June 30, 2026, in connection with a strategic reorganization within the Company. Mr. Eno’s decision to depart is not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As a result, the nomination of Mr. Eno is withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Mr. Eno.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies or voting instruction forms already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the proxy card or voting instruction form, except that votes will not be cast for Mr. Strome and Mr. Eno, because each director has resigned from the Board and is no longer standing for re-election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit voting instructions, disregarding Mr. Strome’s and Mr. Eno’s name as nominees for the election of directors.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on your proxy card or voting instruction form. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Can I change my mind after I return my proxy?”.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.